SECOND AMENDMENT TO
                 SECOND AMENDED AND RESTATED LEASE AGREEMENT
                            BY AND BETWEEN
                                ET LLC,
                  a Delaware limited liability company
                                 d/b/a
                               ET QRS LLC
                              as LANDLORD
                                   and
                           ETEC SYSTEMS, INC.
                          a Nevada corporation
                              as TENANT

Premises:  Hayward, California

Dated as of May 8, 1998



        THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED LEASE AGREEMENT made as of May 8, 1998 by and between ET LLC, a Delaware limited liability company d/b/a ET QRS LLC ("Landlord") and ETEC SYSTEMS INC., a Nevada corporation ("Tenant").

W I T N E S S E T H

        WHEREAS Landlord and Tenant entered into a certain Second Amended and Restated Lease Agreement, dated as of February 2, 1998, as amended by a First Amendment to Second Amended and Restated Lease Agreement, dated as of March 31, 1998 (said "Lease Agreement," as amended by said First Amendment, the "Original Lease"); and
        WHEREAS Landlord and Tenant now desire to amend the Original Lease as hereinafter set forth.
        IN CONSIDERATION OF the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:
1. Paragraph 2. Certain Definitions is hereby amended (a) by adding the phrase "as amended from time to time" to the definitions of Completion Agreement and Construction Agency Agreement and (b) by deleting the definitions of "Project I Final Completion Date," "Project
II Final Completion Date" and "Project II Substantial Completion Date" in their entirety and inserting the following in lieu thereof:
(a) "Project I Final Completion Date" shall mean the Final Completion Date as defined in the Completion
Agreement.
(b) "Project II Final Completion Date" shall mean
Building 4 Final Completion Date as defined in the
Construction Agency Agreement.
(c) "Project II Substantial Completion Date" shall mean Building 4 Substantial Completion Date as defined in the Construction Agency Agreement.
1. Paragraph 5 Term subsection (a) is hereby amended by deleting the date "May 31, 2014" and inserting in lieu thereof the date "September 1, 2014."
2. The following is hereby added as subparagraph (e) to Paragraph 20. Procedures Upon Purchase of the Lease:
 "(e) Any offer by Tenant under paragraph 18(b), 21(d),
23(a)(iii), 33(c) or 38(b) shall include an acknowledgment by Tenant of the methodology to be applied for purposes of determining the Prepayment
Premium.
3. The following is hereby added to the last sentence of subparagraph (a) of Paragraph 31 ", and shall include all such costs and expenses incurred by Landlord in connection with the issuance of Landlord's Series B 7.11% Senior Secured Notes Due September 1, 2014."
4. Exhibit E Financial Covenants is hereby deleted in its entirety and Exhibit E attached hereto is inserted in lieu thereof.
5. Except as is specifically amended hereby, the terms and conditions of the Original Lease shall remain in full force and effect and from and after the date hereof the term "Lease" shall refer to the Original Lease as amended by the Second Amendment to Second Amended and Restated Lease Agreement.
6. Without limiting in any way the obligations of Tenant to Landlord under the Lease, the Construction Agency Agreement and the Completion Agreement or to Lender under the Tenant's Certificate and Agreement (under and as defined in the Note Purchase Agreement dated as of May 8, 1998 ("Note Purchase Agreement") by and between Landlord and Teachers Insurance and Annuity Association of America), Landlord acknowledges that Tenant is not obligated to cause the occurrence of the conditions to the Second Closing (as defined in the Note Purchase Agreement) and that, provided that Tenant is not in default under the Lease, the Construction Agency Agreement, the Completion Agreement or the Tenant's Certificate and Agreement, Landlord shall have no claims against Tenant if the Second Closing does not occur.
7. This Second Amendment shall be binding upon the parties thereto and their respective successors and assigns.

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Second Amendment to Second Amended and Restated Lease Agreement as of the date first above written.


LANDLORD:

ET LLC, a Delaware limited
liability company, d/b/a ET QRS
LLC

By:     Corporate Property
Associates
        12 Incorporated, Member

        By:

               Title:  Senior Vice
President

By:     Corporate Property
Associates
        14 Incorporated, Member

        By:

               Title:  Senior Vice
President

TENANT:

ETEC SYSTEMS, INC.,
a Nevada corporation

By:

Title:   Treasurer


EXHIBIT E
FINANCIAL COVENANTS

        1.      Corporate Existence; Control; Mergers, Etc.
        (a) Tenant shall maintain its corporate existence, rights and franchises in full force and effect in its jurisdiction of incorporation. Tenant shall, and shall cause each of its Subsidiaries to, qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification would have an adverse effect on the business, operations or financial condition of the enterprise comprised of the Tenant and its Subsidiaries taken as a whole.
        (b) At no time during the Term shall any Person acquire directly or indirectly more than 50% of any class of Tenant's Voting Interests.
        (c) Tenant shall not consolidate with or merge with any other Person, or make any Investment, unless an Event of Default does not then exist and, immediately following such consolidation, merger, or Investment (i) the surviving corporation with respect to a merger or consolidation or Tenant with respect to an Investment shall have, on a proforma basis, an Adjusted Consolidated Net Worth of not less than the sum of (A) Fifty-three Million Dollars ($53,000,000) and (B) an amount equal to sixty percent (60%) of the Consolidated Net Income of Tenant for each fiscal quarter in which Consolidated Net Income is positive, but with no adjustment for each fiscal quarter in which Consolidated Net Income is negative, on a cumulative basis (calculated at the end of each fiscal quarter), commencing with the fiscal quarter of Tenant that commenced August 1, 1996 and continuing for each quarter to and including the end of the fiscal quarter immediately prior to the fiscal quarter in which such merger, consolidation or Investment occurs, (ii) the Board of Directors of Tenant immediately prior to such merger, consolidation or Investment remains in control following such merger, consolidation or Investment, (iii) the senior management of the surviving corporation with respect to a merger or consolidation or of Tenant with respect to an Investment does not substantially change immediately following such merger, consolidation or Investment and
(iv) after giving effect to such merger, consolidation or Investment, an Event of Default does not then exist. This Section 1(c) shall not apply
(x) to a merger with a Person that is a Subsidiary of Tenant as of December 31, 1994 nor a wholly-owned Subsidiary of Tenant if, in each case, Tenant is the surviving entity, or (y) to any Investment in a Subsidiary that is consolidated with Tenant for financial reporting purposes, provided that, immediately following the Investment and having given effect thereto, Tenant is otherwise in compliance with all provisions of this Exhibit E.
        (d) The Tenant shall not, except as specifically permitted under, and in accordance with the terms of Paragraph 21 of this Lease, in a single transaction or series of related transactions, sell or convey, transfer, abandon or lease all or substantially all of its assets to any Person.
        (e) The Tenant shall not make any substantial change in the nature of its business.

2.      Debt and Restricted Payments.
        (a) Tenant will not, directly or indirectly make, or cause or permit any Subsidiary of the Tenant to make, any Restricted Payment, unless at the time thereof, and after giving effect thereto:
                (i) the Tenant's Adjusted Consolidated Net Worth equals or exceeds $53,000,000 as of the end of the month preceding the date of such Restricted Payment; and
                (ii) such Restricted Payment, together with all other Restricted Payments made from the commencement date of the Term to the date of such Restricted Payment does not exceed the sum of 40% of the Tenant's Consolidated Net Income on a cumulative basis beginning with and including the fiscal year in which the Term commenced to the month immediately preceding the date of such Restricted Payment.
        (b) The Tenant will not become or be a guarantor or surety of, or otherwise incur any Contingent Obligation or become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person (except as to any Subsidiary), other than Contingent Obligations which meet any one of the following criteria:
                (i) a Contingent Obligation which, when added to other Contingent Obligations then outstanding, does not exceed Fifteen Million Dollars ($15,000,000), less the amount of Funded Debt outstanding at such time under clause
(iii) of paragraph (c) below, or
                (ii) a Contingent Obligation which, when added to the aggregate amount of all other Contingent Obligations then outstanding, does not exceed an amount equal to (A) three
(3) times Consolidated EBIDTA for the most recent four (4) fiscal quarters ending immediately prior to the date of creation of such new Contingent Obligation, minus (B) the amount of Funded Debt outstanding under clause (iv) of paragraph (c) below as of the same date.
        (c) Tenant will not, and will not permit any Subsidiary directly or indirectly to, incur, create, assume any Indebtedness other than Indebtedness which meets any one of the following criteria
        (i) Funded Debt outstanding on the Closing Date and reflected in the audited financial statements described in Paragraph 28(b),
        (ii)  Funded Debt that replaces or refinances the Funded
Debt described in (i) above and is repayable on the basis of an amortization schedule substantially similar to, or having lower scheduled payments than, the amortization schedule for the Funded
Debt outstanding on the Closing Date,
        (iii) Funded Debt up to a maximum principal amount of Fifteen Million Dollars ($15,000,000) at any time outstanding, less the amount of Contingent Obligations outstanding at such time under clause (i) of paragraph (b) above,
        (iv)  Funded Debt (not including for this purpose Funded
Debt permitted under clause (iii) above or Qualified Subordinated
Debt) up to three (3) times Consolidated EBIDTA for the most recent four (4) fiscal quarters ending immediately prior to such date of determination on a proforma basis, reduced by the amount of Contingent Obligations outstanding at such time under clause
(ii) of paragraph (b) above, or
        (v)  Qualified Subordinated Debt.

        3. Consolidated Net Worth. Consolidated Net Worth shall not as of the end of each fiscal quarter of Tenant that ends on and after January 31, 1997 be less than an amount equal to the sum of
(a) $53,000,000 and (b) 60% of Consolidated Net Income for each fiscal quarter in which Consolidated Net Income is positive, with no adjustment for each fiscal quarter in which Consolidated Net Income is negative, on a cumulative basis (calculated at the end of each fiscal quarter commencing with the fiscal quarter of Tenant that commenced August 1,
1996).

        4. Definitions. For the purpose of this Exhibit "E" the following terms shall have the following meanings:
        (a) "Adjusted Consolidated Net Worth" shall mean, at any date, the net worth of Tenant and its consolidated Subsidiaries on a consolidated basis, determined in accordance with GAAP, except that any Qualified Subordinated Debt of Tenant shall be computed as equity.
        (b) "Affiliate" shall mean as to any Person, any other Person controlled by, under common control with, or controlling, such Person.
        (c)     "Closing Date" shall mean February 2, 1998.
        (d) "Consolidated EBIDTA" for any period, with respect to Tenant and its consolidated Subsidiaries, shall mean earnings from continuing operations, exclusive of extraordinary items, if any, before interest expense, depreciation, taxes, amortization expense (including amortization of debt issuance costs) and less capital expenditures.
        (e) "Consolidated Net Income" shall mean, for any period, the aggregate net income (or loss) of Tenant, and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP.
        (f) "Consolidated Net Worth" shall mean, at any date, the net worth of Tenant and its consolidated Subsidiaries on a consolidated basis, determined in accordance with GAAP.
        (g) "Contingent Obligation" as to any Person shall mean the undrawn face amount of any letters of credit issued for the account of such Person and shall also mean any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, letters of credit or other obligations ("primary obligations") of any other Person other than a Subsidiary (the "primary obligor") in any manner, whether directly or indirectly including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the financial condition or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) usual and customary representations and warranties contained in loan and other financing agreements. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation or, where such Contingent Obligation is specifically limited to a portion of any such primary obligation, that portion to which it is limited.
        (h) "Funded Debt" of any Person shall mean all Indebtedness of such Person which in accordance with GAAP would be classified on a balance sheet as long term debt, and shall in any event include (without duplication) all Indebtedness, whether secured or unsecured, having a final maturity (or which, pursuant to the terms of a revolving credit agreement or otherwise is renewable or extendible at the option of the obligor for a period ending) more than one year after the date of the creation thereof (including, without limitation, any portion of such Funded Debt maturing in less than one year) and money borrowed for working capital purposes unless for a period of not less than sixty (60) consecutive days in any period of twelve (12) consecutive months such obligations are reduced to zero.
        (i) "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis.
        (j) "Indebtedness" of any Person shall mean, as of any date, all obligations which would in accordance with GAAP be classified as debt, and shall include (a) all obligations of such Person for borrowed money,
(b) all obligations of such person in respect of letters of credit, surety bonds or similar obligations issued for the account of such Person, (c) all obligations of such Person as lessee, user or obligor under any lease of real or personal property which, in accordance with GAAP, are or should be capitalized on the books of the lessee, user or obligor (excluding, in the case of Tenant, any lease classified in accordance with GAAP as an operating lease), (d) all obligations of such Person in respect of the deferred purchase price for goods, property or services acquired by such Person, (e) all obligations of such Person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered, (f) all obligations of such Person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such Person upon termination for any reason on the date of determination), and (g) all obligations of others similar in character to those described in clauses (a) through (f) of this definition to the extent such person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including, without limitation, all obligations of such Person to advance funds to, or to purchase property or services from, any other Person in order to maintain the financial condition of such other Person and, in the case of Tenant, all Indebtedness which is non-recourse to the credit of Tenant but which is secured by the assets or property of Tenant (but excluding any such non-recourse Indebtedness of Subsidiaries of Tenant in which Tenant has no liability). Indebtedness shall not include money borrowed for working capital purposes so long as for a period of not less than sixty (60) consecutive days in any period of twelve (12) consecutive months such obligations are reduced to zero. Any
Indebtedness which is extended or renewed (other than by an option created with the original creation of such Indebtedness) will be deemed to have been created when extended or renewed.
        (k) "Investment" shall mean the acquisition of any equity security issued by another Person or the making of any loan or advance to another Person, other than in connection with the management of cash or liquid assets.
        (l) "Person" shall mean an individual, partnership, association, corporation, limited liability company or other entity.
        (m) "Qualified Subordinated Debt" means Indebtedness which satisfies the criteria set forth on the attached Schedule 1.
        (n) "Restricted Payment" shall mean and include (a) any direct or indirect purchase, redemption or other acquisition or retirement for value of any equity security of Tenant or any option, warrant or right to acquire any such equity security, or any security convertible into or exchangeable for any such equity security, (b) any dividend, distribution, loan advance, guarantee, extension of credit or other payment of transfer, whether in cash or property and whether direct or indirect, to or for the benefit any Person holding an equity interest in the Tenant, whether or not such interest is evidenced by a security, or any Affiliate of any such Person, and (c) any direct or indirect purchase, redemption, prepayment or other acquisition or retirement for value, prior to its stated maturity, scheduled repayment or scheduled sinking fund payment of any Qualified Subordinated Debt of the Tenant or any Subsidiary held by any Person described in clause (b) above;
provided, however, that so long as an Event of Default shall not exist, the term Restricted Payment shall not include (i) the repurchase by Tenant of stock in Tenant for an amount not to exceed on a cumulative basis the sum of $2,500,000 and the cash purchase price received by Tenant from the sale of stock in Tenant to employees, consultants or directors or prospective employees, consultants or directors, or (ii) the repayment of Qualified Subordinated Debt (including any interest thereof, whether current, "blocked" or accrued) from (A) the proceeds of an initial public offering or (B) from cash balances of Tenant so long as following such payment Tenant will have cash balances, on a proforma basis, of not less than $10,000,000 and is otherwise in compliance with the Covenants.
        (o) "Subsidiary" of any Person (the "Parent") means another Person a majority of the Voting Interest in which is owned, or the management of which is otherwise controlled, directly or indirectly, through one or intermediaries, or both, by the Parent.
        (p) "Voting Interests" means shares of stock of a corporation or other interests in other types of Person having ordinary voting power to elect the board of directors of such corporation or similarly direct or control the management of such other Person.

Schedule 1
PROVISIONS APPLICABLE TO
QUALIFIED SUBORDINATED DEBT

        (a) Qualified Subordinated Debt shall at all times be wholly subordinate and junior in right of payment to indebtedness of Tenant which in all events must include payments of Rent under the Lease (herein called "Superior Indebtedness"), upon substantially the following terms and conditions or such other terms and conditions as may be reasonably approved by Landlord and Lender (and Landlord in all events must be defined to be a "holder" of Superior Indebtedness):
                (1)     In the event of any liquidation,
dissolution or winding up of Tenant, or of any execution, sale, receivership, insolvency, bankruptcy, liquidation, readjustment, reorganization or other similar proceeding relative to Tenant or its property, all principal and interest owing on, or payments of rent in respect of, all Superior Indebtedness shall first be irrevocably paid in full before any payment is made upon the indebtedness evidenced by the subordinated notes; and in any such event any payment or distribution of any kind or character, whether in cash, property or securities (other than in securities, including equity securities, or other evidences of indebtedness, the payment of which is subordinated to the payment of all Superior Indebtedness which may at the time be outstanding) which shall be made upon or in respect of the subordinated notes shall be paid over to the holders of such Superior Indebtedness, pro rata, for application in payment thereof unless and until such Superior Indebtedness shall have been paid or satisfied in full;
                (2) In the event that either (A) the maturity of any Superior Indebtedness is accelerated or Landlord has given notice to Tenant of its intention to terminate the Lease or require Tenant to make an irrevocable offer to terminate the Lease followng an Event of Default thereunder or (B) the subordinated notes are declared or become due and payable because of the occurrence of any event of default thereunder (or under the agreement or indenture, as appropriate) or otherwise than at the option of Tenant, in either case, under circumstances when the foregoing clause (1) shall not be applicable, the holders of the subordinated notes shall be entitled to payments only after there shall first have been paid in full all Superior
Indebtedness outstanding at the time of the occurrence of the events specified in subclauses (A) or (B) above, or payment shall have been provided for in a manner satisfactory to the holders of such Superior Indebtedness;
and
                (3) During the continuance of (A) any default with respect to any Superior Indebtedness, or (B) any Event of Default under the Lease, which would permit the holders thereof to accelerate the maturity of such Superior
Indebtedness, no payment of principal, premium or interest shall be made on the subordinated notes, if written notice of such default (a "Default Notice") has been given to Tenant by any holder or holders of any Superior
Indebtedness, for a period of not less than one hundred eighty (180) days following receipt of any Default Notice.
Upon receipt of any Default Notice from the holders of Superior Indebtedness pursuant to this clause (3), Tenant shall forthwith send a copy thereof to each holder of the subordinated notes at the time outstanding. Any payment or distribution of any kind or character, whether in cash, property or securities made with respect to any subordinated note after receipt by Tenant of a Default Notice shall be held by the holder of such subordinated note in trust for the benefit of, and shall be paid over to, the holders of such Superior Indebtedness for application on a pro rata basis to the payment of such Superior Indebtedness unless and until such Superior Indebtedness shall have been paid or satisfied in full.
        (b) No right of any holder of any Superior Indebtedness to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of Tenant or the holders of Superior Indebtedness, or by any noncompliance by Tenant with any of the terms, provisions and covenants of the subordinated notes or the agreement under which they are issued, regardless of any knowledge thereof that any such holder of Superior Indebtedness may have or be otherwise charged with.
        (c) Tenant agrees, for the benefit of the holders of Superior Indebtedness, that in the event that any subordinated note is declared due and payable before its expressed maturity because of the occurrence of a default hereunder, Tenant will give prompt notice in writing of such happening to the holders of Superior Indebtedness.
        (d) The foregoing provisions are solely for the purpose of defining the relative rights of the holders of Superior Indebtedness on the one hand, and the holders of the subordinated notes on the other hand, and nothing herein shall impair, as between Tenant and the holders of the subordinated notes, the obligation of Tenant which is unconditional and absolute, to pay the principal, premium, if any, and interest on the subordinated notes in accordance with their terms, nor shall anything herein prevent the holders of the subordinated notes from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights of the holders of Superior Indebtedness as herein provided for.